Exhibit 99.1

Mesa-Royalty-Trust

Mesa Royalty Trust Announces Trust Income for October 2006

MESA ROYALTY TRUST

The Bank of New York Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS October 23, 2006 — Mesa Royalty Trust (NYSE symbol-MTR) announced the Trust income distribution for the month of October 2006. Unitholders of record on October 31, 2006 will receive distributions amounting to $313,899 or $0.168437900 per unit payable on January 31, 2007. Royalty income from the San Juan Basin Properties totaled $316,995. There was no royalty income from the Hugoton Properties.

As previously announced, Pioneer Natural Resources USA, Inc. (“Pioneer USA”) reached an agreement to settle claims made in the lawsuit John Steven Alford and Robert Larrabee, individually and on behalf of a Plaintiff Class v. Pioneer Natural Resources USA, Inc.  The plaintiffs in the lawsuit are royalty owners in oil and gas properties located in the Hugoton field, which are owned by Pioneer USA, a subsidiary of Pioneer Natural Resources Company (“Pioneer”).  The plaintiffs sued a predecessor company to Pioneer USA asserting various claims relating to alleged improper deductions in the calculation of royalties.

Under the terms of the agreement, Pioneer USA will make cash payments to settle the plaintiffs’ claims with respect to production occurring on and before December 31, 2005.  Pioneer USA also agreed to adjust the manner in which royalty payments to the class members will be calculated for production occurring on and after January 1, 2006.

Pioneer’s portion of the cash payment is expected to be approximately $32 million. The cash portion will be paid in two installments.  Pioneer has advised the Trustee that the portion of the cash payments net to the Trust’s interest will be approximately $1.1 million payable on September 30, 2006 and $1.0 million payable on September 30, 2007.  Pioneer USA will initially pay the costs attributable to the Trust’s interest but will recover these costs through payments out of future gross proceeds on the Trust’s properties.  Accordingly, royalty income to the Trust will be reduced until all of these payments, together with any applicable interest as provided under the overriding royalty conveyance of the Trust’s properties, are recouped by Pioneer USA.  In connection with this settlement arrangement, royalty income to the Trust was reduced by approximately $397,000 for the month of October 2006.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, accruals for future abandonment costs, timing and extent of capital expenditures.

Contact:	Mesa Royalty Trust
The Bank of New York Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

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221 West 6th Street Austin, TX 78701